CUSIP No. 74725 H 10 1

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2) /1

                               QCS.net Corporation
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                           (formerly QCS Corporation)
                                (Name of Issuer)

                     Common Stock, Par Value 0.001 Per Share
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                         (Title of Class of Securities)

                                  74725 H 10 1
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                                 (CUSIP Number)

                                   Ed Mathias
                              c/o The Carlyle Group
                         1001 Pennsylvania Avenue, N.W.
                                 Suite 220 South
                             Washington D. C. 20004
                                 (202) 347-2626
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)
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            (Date of Event which Requires Filing of this Statement /2)
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If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------

1/ This Amendment No. 2 to Schedule 13D amends the Amendment No. 1 to Schedule 13D filed on behalf of (i) Carlyle-QCS Partners, L.P., (ii) TC Group, L.L.C., and (iii) TCG Holdings, L.L.C. (the "Reporting Persons") on January 21, 1999.

2/ This Amendment No. 2 to Schedule 13D merely adds as an exhibit to Amendment No. 1 to Schedule 13D filed on behalf of Reporting Persons on January 21, 1999 the original Schedule 13D filed on behalf of Reporting Persons on June 27, 1995. Reporting Persons are required to restate the text of the original Schedule 13D filed in paper format pursuant to Rule 101(a)(2)(ii) of Regulation S-T.


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CUSIP No. 74725 H 10 1





Item 7. Materials to be filed as Exhibits

Exhibit 1.    Schedule 13D filed June 27, 1995 (without exhibits).





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CUSIP No. 74725 H 10 1






                                    Signature




After reasonable inquiry and to the best of the knowledge of the undersigned on page 5 hereof, such undersigned certify that the information set forth in this statement is true, complete and correct.

                                January 21, 1999
                              --------------------
                                      Date











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CUSIP No. 74725 H 10 1

         IN WITNESS WHEREOF, Carlyle-QCS, TC Group and TCG have caused this Amendment No. 2 to Schedule 13D to be executed as of the date first above written.

                                 CARLYLE-QCS PARTNERS, L.P.

                                 By: TC Group, L.L.C., its General Partner

                                 By:    /s/ David M. Rubenstein
                                        ----------------------------
                                 Name:  David M. Rubenstein
                                 Title: Managing Director

                                 TC GROUP, L.L.C.

                                 By:    /s/ David M. Rubenstein
                                       -----------------------------
                                 Name:  David M. Rubenstein
                                 Title: Managing Director

                                 TCG HOLDINGS, L.L.C.

                                 By:    /s/ David M. Rubenstein
                                        ---------------------------
                                 Name:  David M. Rubenstein
                                 Title: Managing Director



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CUSIP No. 74725 H 10 1

                                Index to Exhibits
                                -----------------


Exhibit 1.  Schedule 13D filed June 27, 1995 (without exhibits).